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EXHIBIT 99.3(a)

Distribution Agreement between Pacific Mutual and Pacific Equities Network ("PEN")
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DISTRIBUTION AGREEMENT


AGREEMENT made as of the 2nd day of January, 1996, by and between Pacific Mutual Life Insurance Company, a California company, ("Pacific Mutual") on its own behalf and on behalf of its Separate Account A (the "Separate Account"), and Pacific Equities Network, a California corporation ("PEN").

WHEREAS, Pacific Mutual has established and maintains the Separate Account, a separate investment account, for the purpose of selling variable annuity contracts ("Contracts") to commence after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission on Form N-4 pursuant to the Securities Act of 1933, as amended (the "1933 Act"), through PEN, acting as general agent of Pacific Mutual;

WHEREAS, the Separate Account is or will be registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, PEN is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

WHEREAS, Pacific Mutual desires to retain PEN as the distributor and principal underwriter to provide for the sale and distribution to the public of any Contracts issued by Pacific Mutual and funded by interests in the General Account of Pacific Mutual and in the Separate Account and PEN is willing to render such services;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1. Principal Underwriter. Pacific Mutual hereby appoints PEN, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act, to be the distributor and principal underwriter for the sale of any Contracts to the public in each state and other jurisdiction in which the Contracts may be lawfully sold. Pacific Mutual also appoints PEN as its independent general agent for sale of its Contracts (including any riders which Pacific Mutual may make available in connection therewith or any contracts for which the Contracts may be exchanged or converted) and for sale of such other annuity contracts or insurance contracts as Pacific Mutual may, from time to time, authorize in writing by amendment hereto. PEN shall offer the Contracts for sale and distribution at premium rates set by Pacific Mutual.

Notwithstanding any other provision of this Agreement, it is understood and agreed that Pacific Mutual shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and for marketing any and all Contracts, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by PEN.

1. Selling Agreements. PEN is hereby authorized to enter into separate written agreements, on such terms and conditions as PEN determines are not inconsistent with this Agreement, with such
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organizations which agree to participate as a general agent and/or broker-dealer in the distribution of the Contracts and to use their best efforts to solicit applications for Contracts. Any such broker-dealer (hereinafter "Broker") shall be both registered as a broker-dealer under the 1934 Act and a member of the NASD. Except as provided in Section 3 hereof, PEN shall be responsible for ensuring that Broker and its agents of representatives and general agent and its sub-agents soliciting applications for Contracts shall be duly and appropriately licensed, registered and otherwise qualified for the sale of any such Contracts (and the riders and other contracts offered in connection therewith) under the annuity laws and any applicable blue sky laws of each state or other jurisdiction in which such Contracts may be lawfully sold and in which Pacific Mutual is licensed to sell such Contracts. Pacific Mutual shall undertake to appoint Broker's qualified agents or representatives and general agent's sub-agents as life insurance agents of Pacific Mutual, provided that Pacific Mutual reserves the right to refuse to appoint any proposed representative, agent, or sub-agent, or once appointed, to terminate such appointment. PEN shall be responsible for ensuring that Broker and general agent supervise its agents, representatives, or sub-agents.

2. Life Insurance Agents. Pacific Mutual shall be responsible for ensuring that Broker and its agents or representatives and general agent and its sub-agents meet all qualifications and hold any licenses or authorizations that may be required for the solicitation or sale of any Contracts under the insurance laws of the applicable jurisdictions.

3. Suitability. Pacific Mutual desires to ensure that Contracts will be sold to purchasers for whom the Contract will be suitable. PEN shall take reasonable steps to ensure that the various representatives of Broker and sub-agents of general agents shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a representative or sub-agent after reasonable inquiry of such applicant concerning the applicant's other security holdings, retirement and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts and will keep the Contract in force for a sufficient period of time so that Pacific Mutual's acquisition costs are amortized over a reasonable period of time.

4. Conformity with Registration Statement and Approved Sales Materials. In performing its duties as distributor, PEN will act in conformity with the registration statement and with the instructions and directions of Pacific Mutual, the requirements of the 1933 Act, the 1940 Act, the 1934 Act, and all other applicable federal and state laws and regulations. PEN shall not give any information nor make any representations, concerning any aspect of the Contract or of Pacific Mutual's operations to any persons or entity unless such information or representations are contained in the registration statement and the pertinent prospectus filed with the Securities and Exchange Commission, or are contained in sales or promotional literature approved by Pacific Mutual.
PEN will not use and will take reasonable steps to ensure Broker will not use any sales promotion material and advertising which has not been previously approved by Pacific Mutual.

5. Applications. Completed applications for Contracts solicited by such Broker through its agents or representatives or by general agent through its sub-agents shall be transmitted directly to Pacific
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Mutual.  All payments under the Contracts shall be made by check to Pacific
Mutual or by other method acceptable to Pacific Mutual, and if received by PEN, shall be held at all times in a fiduciary capacity and remitted promptly to Pacific Mutual. All such payments will be the property of Pacific Mutual. Pacific Mutual has the sole authority to approve or reject such applications or payments and maintains ultimate responsibility for underwriting. Anything in this Agreement to the contrary notwithstanding, Pacific Mutual retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of Pacific Mutual.

6. Standard of Care. PEN shall be responsible for exercising reasonable care in carrying out the provisions of this Agreement.

7. Reports and Records. PEN shall be responsible for maintaining and preserving accurate records relating to matters pertaining to this Agreement and the Broker and general agent and their agents, representatives or sub-agents who are licensed, registered and otherwise qualified to sell the Contracts, as required by applicable laws and regulations, or as Pacific Mutual may reasonable request for its own record-keeping or accounting purposes; calculating and furnishing the fees payable to Brokers or general agents; and for furnishing periodic reports to Pacific Mutual as to the sale of Contracts made pursuant to this Agreement. The books, accounts and records of Pacific Mutual, the Separate Account and PEN shall be maintained so as to clearly and accurately disclose the nature and details of the transactions.

8. Investigation and Procedures. PEN and Pacific Mutual agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with any Contracts distributed under this Agreement. PEN further agrees to furnish regulatory authorities with any information or reports in connection with such services which may be requested in order to ascertain whether the operations of Pacific Mutual and the Separate Account are being conducted in a manner consistent with applicable laws and regulations. PEN and Pacific Mutual further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to Pacific Mutual, PEN, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with any Contracts distributed under this Agreement. Without limiting the foregoing:

(a) PEN will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Pacific Mutual with respect to PEN or any agent, representative, or sub-agent of a Broker or general agent or which may affect Pacific Mutual's issuance of any contract sold under this Agreement; and

(b) PEN will promptly notify Pacific Mutual of any customer complaint or notice of any regulatory investigation or proceeding received by PEN or its affiliates with respect to PEN or any agent, representative, or sub-agent of a Broker or general agent in connection with any Contract distributed under this Agreement of any activity in connection with any such contract.

In the case of a customer complaint, PEN and Pacific Mutual will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if
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a more prompt response is required, the proposed response shall be communicated by telephone, telegraph or telecopier.

1. Indemnification. Pacific Mutual hereby agrees to indemnify and hold harmless PEN and its officers and directors, and employees for any expenses (including legal expenses), losses, claims, damages, or liabilities incurred by reason of any untrue or alleged untrue statement or representation of a material fact or any omission or alleged omission to state a material fact required to be stated to make other statements not misleading, if made in reliance on any prospectus, registration statement, post-effective amendment thereof, or sales materials supplied or approved by Pacific Mutual or the Separate Account. Pacific Mutual shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim. However, in no case shall Pacific Mutual be required to indemnify for any expenses, losses, claims, damages or liabilities which have resulted from the willful misfeasance, bad faith, negligence, misconduct, or wrongful act of PEN.

PEN hereby agrees to indemnify and hold harmless Pacific Mutual, its officers, directors, and employees, and the Separate Account for any expenses, losses, claims, damages, or liabilities arising out of or based upon any of the following in connection with the offer or sale of any Contract: 1) except for such statements made in reliance on any prospectus, registration statement or sales material supplied or approved by Pacific Mutual or the Separate Account, any untrue or alleged untrue statement or representation made; 2) any failure to deliver a currently effective prospectus; 3) the use of any unauthorized sales literature by any officer, employee, agent, or sub-agent of PEN, Broker or general agent; or 4) any willful misfeasance, bad faith, negligence, misconduct or wrongful act. Pen shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim.

Promptly after receipt by a party entitled to indemnification ("Indemnified Party") of notice of the commencement of any action, if a claim for indemnification in respect thereof is to be made against Pacific Mutual or PEN ("Indemnifying Party") such Indemnified Party will notify Indemnifying Party in writing of the commencement thereof, but failure to notify the Indemnifying Party of any claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of this Agreement contained in this Section 10. The Indemnifying Party will be entitled to participate in the defense of the Indemnified Party, but such participation will not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending himself.

1. Agent of Pacific Mutual or Separate Account. Any person, even though also an officer, director, employee, or agent of PEN, who may be or become an officer, director, employee, or agent of Pacific Mutual or the Separate Account shall be deemed, when rendering services to Pacific Mutual or the Separate Account or acting in any business of Pacific Mutual or the Separate Account, to be rendering such services to or acting solely for Pacific Mutual or the Separate Account and not as an officer, director, employee, or agent or one under the control or direction of PEN even though paid by PEN. Likewise, any person, even though also an officer, director, employee, or agent of Pacific Mutual or the Separate Account, who may be or become an officer, director, employee, or agent of
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PEN shall be deemed when rendering services to PEN or acting in any business of
PEN to be rendering such services to or acting solely for PEN and not as an officer, director, employee, or agent or one under the control or direction of Pacific Mutual or the Separate Account even though paid by Pacific Mutual or the Separate Account.

2. Books and Records. It is expressly understood and agreed that all documents, reports, records, books, files, and other materials relating to this Agreement and the services to be performed hereunder shall be the sole property of Pacific Mutual and the Separate account and that any such property held by PEN shall be held by PEN only as agent, during the effective term of this Agreement. This material shall be delivered to Pacific Mutual upon the termination of this Agreement free from any claim or retention of rights by PEN. During the term of this Agreement and for a period of three years from the date of termination of this Agreement, PEN will not disclose or use any records or information and will regard and preserve as confidential all information related to the business of Pacific Mutual or the Separate account that may be obtained by PEN from any source as a result of this Agreement and will disclose such information only if Pacific Mutual or the Separate Account has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities. PEN further acknowledges and agrees that, in the event of a breach or threatened breach by it of the provisions of this Section 12, Pacific Mutual will have no adequate remedy in moneys or damages and, accordingly, Pacific Mutual shall be entitled in its discretion to seek an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedy in the event of a breach of a provision of this Agreement.

3. Employees. PEN will not employ, except with the prior written approval of the Commissioner of Insurance of the State of California, in any material connection with the handling of the Separate Account's assets any person who, to the knowledge of PEN:

(a) in the last 10 years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or

(b) within the last 10 years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(c) within the last 10 years has been found by any federal or state regulatory authorities to have violated or have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

4. Termination. This Agreement shall terminate automatically upon its assignment without the prior written consent of both parties. This Agreement may be terminated at any time, for any reason, by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in Sections 9 and 10
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hereof.

5. Regulation. This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance law and other applicable law, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

6. Independent Contractor. PEN shall act as an independent contractor and nothing herein contained shall constitute PEN or its agents, officers or employees as agents, officers, or employees of Pacific Mutual in connection with the sale of any Contract.

7. Notices. Notices of any kind to be given to PEN by Pacific Mutual or the Separate account shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to PEN at 700 Newport Center Drive, Newport Beach, California 92660, or at such other address or to such individual as shall be specified by PEN. Notices of any kind to be given to Pacific Mutual or the Separate Account shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to them at 700 Newport Center Drive, Post Office Box 9000, Newport Beach, California 92660, at or at such other address or to such individual as shall be specified by Pacific Mutual.

If any provisions of this Agreement shall be held or made invalid by a court decision, statute rule or otherwise, the remainder of this Agreement shall not be affected thereby.

1. Entire Agreement; Amendments. This Agreement (a) sets forth the entire understanding of the parties with respect to the subject matter hereof; (b) incorporates and merges any and all previous agreements, understandings, and communications, oral or written; and (c) may not be modified, amended, or waived except by a written instrument duly executed by the party against whom such modification, amendment, or waiver is sought to be enforced.

2. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PACIFIC MUTUAL LIFE INSURANCE COMPANY

By:  /s/ T C SUTTON
     ____________________________________
     Chairman and Chief Executive Officer

ATTEST:

/s/ AUDREY L. MILFS
__________________________________________
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Secretary


PACIFIC EQUITIES NETWORK

By:  /s/ GERALD W. ROBINSON
     ____________________________________
     President

WITNESS:

/s/ AUDREY L. MILFS
__________________________________________